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(K & L(R) LOGO)                                        1601 K Street, N.W.
KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP            Washington, DC 20006-1600
                                                       202.778.9000
                                                       Fax 202.778.9100
                                                       www.klng.com

                                  March 1, 2006

American Beacon Funds
4151 Amon Carter Boulevard, MD 2450
Fort Worth, Texas 76155

Ladies and Gentlemen:

     We have acted as counsel to American Beacon Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission (the "SEC") of Post-Effective Amendment No. 60 to the Trust's Registration Statement on Form N-1A (File Nos. 33-11387; 811-4984) (the "Post-Effective Amendment"), registering an indefinite number of shares of beneficial interest of the (1) Institutional Class of the Balanced Fund, Large Cap Value Fund, Large Cap Growth Fund, Mid-Cap Value Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Fund, S&P 500 Index Fund, Small Cap Index Fund, International Equity Index Fund, High Yield Bond Fund, Intermediate Bond Fund, Short-Term Bond Fund, Treasury Inflation Protected Securities Fund and Money Market Fund, (2) PlanAhead Class of the Balanced Fund, Large Cap Value Fund, Mid-Cap Value Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Fund, S&P 500 Index Fund, High Yield Bond Fund, Enhanced Income Fund, Intermediate Bond Fund, Short-Term Bond Fund, Money Market Fund, U.S. Government Money Market Fund and Municipal Money Market Fund, (3) AMR Class of the Balanced Fund, Large Cap Value Fund, Large Cap Growth Fund, Mid-Cap Value Fund, Small Cap Value Fund, International Equity Fund and Emerging Markets Fund, (4) Service Class of the Balanced Fund, Large Cap Value Fund, Small Cap Value Fund and International Equity Fund, (5) Platinum Class of the Money Market Fund, Municipal Money Market Fund and U.S. Government Money Market Fund, and (6) Cash Management Class of the Money Market Fund and U.S. Government Money Market Fund, each a series of the Trust, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Amended and Restated Declaration of Trust and By-Laws of the Trust and the action of the Trust's Board of Trustees that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and officers of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the

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(K & L(R) LOGO)
KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP

Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that: (1) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and non-assessable.

     This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                        Very truly yours,


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